Exhibit 99.1

Kodak Returns to Profitability Driven by Improvements in Income from Continuing Operations

ROCHESTER, N.Y.--(BUSINESS WIRE)--August 9, 2016--Eastman Kodak Company (NYSE: KODK) today reported financial results for the second quarter, ended June 30, 2016, delivering a return to profitability based primarily on an increase in GAAP income from continuing operations.

Highlights include:

  GAAP net income was $8 million for the quarter ended June 30, 2016, an improvement of $31 million over the same period a year ago. Income from continuing operations was $16 million for the quarter, a $31 million improvement over the prior year.
  The company ended the quarter with a cash balance of $513 million, equal to the cash balance at the end of the first quarter of 2016. In the same period a year ago, the cash balance declined by $33 million.
  Revenues for the second quarter were $397 million, compared with revenues of $434 million in the same period last year, a reduction of $37 million, or 9%.
  Operating expenses (SG&A and R&D expenses) on a GAAP basis were $60 million for the second quarter, a 14% reduction compared to the prior-year second quarter.
  Operational EBITDA for the second quarter of 2016 was $34 million, flat with the second quarter of 2015. On a constant currency basis, Operational EBITDA improved by $3 million year over year for the quarter.
  The company reiterated 2016 revenues guidance of $1.5 billion to $1.7 billion and Operational EBITDA guidance of $135 million to $150 million.
  During the quarter, the company had a major presence at the drupa print industry trade show, introducing more than 20 new products and technologies and exceeding sales targets.
  The company remains committed to completing the sale of the KODAK PROSPER business, which is presented within discontinued operations. Kodak continues to make significant investments in the business, which grew its year-over-year annuity revenue by 35% in the second quarter.

“I’m pleased with Kodak’s return to profitability and the continued improvement of our quality of earnings,” said Jeff Clarke, Kodak Chief Executive Officer. “While overall revenues declined, the company showed growth in our SONORA Plates, FLEXCEL NX Systems and motion picture film businesses.”

Revenues in the second quarter of 2016 were $397 million, a 9% decline from the second quarter of 2015. The decrease was primarily driven by year-over-year price declines and lower equipment sales in the Print Systems Division, as well as the expected continuing decline in legacy consumer inkjet printer cartridge sales.

Net income improved by $31 million year over year to $8 million for the quarter ended June 30, 2016. Operational EBITDA increased 29% year over year on a constant currency basis, excluding the expected decline in the consumer inkjet business’ Operational EBITDA before corporate costs. This was primarily due to productivity and cost improvements from core businesses.

The company’s cash balance was unchanged at the end of the quarter, compared with a decrease in cash of $33 million in the same period a year ago. For the six-month period ended June 30, 2016, cash used in operations improved by $74 million compared with the prior-year period.

“Kodak demonstrated improvement in our cash flow and overall balance sheet in the second quarter,” said David Bullwinkle, Kodak Chief Financial Officer. “We continue to be committed to generating cash in 2016.”

Print Systems Division (PSD) Kodak’s largest division, had second quarter revenues of $258 million, a 9% decline compared to 2015. Operational EBITDA for the quarter was $22 million, up $2 million or 10% from the same period a year ago. On a constant currency basis, Operational EBITDA improved by 15%.

For the quarter, KODAK SONORA Plate volume increased by approximately 8%. Excluding the Latin America region which was impacted by economic and external factors, SONORA Plate volume was up 17% year over year.

PSD’s Electrophotographic Printing Solutions (EPS) business showed comparable profitability to the prior-year period due to productivity and cost improvements, even with the anticipated slowdown in unit installations as customers paused to evaluate new products introduced at drupa.

Enterprise Inkjet Systems Division (EISD) had second quarter revenues of $19 million, down from $21 million in the same period in 2015. Operational EBITDA was $5 million, flat compared to the second quarter of 2015.

The PROSPER business had continued strong performance in the second quarter. For the half year, PROSPER results improved from a loss of $25 million to a loss of $16 million, including a $3 million investment related to drupa, and PROSPER EBITDA improved by $8 million year over year.

Micro 3D Printing and Packaging Division (MPPD) had solid results for the quarter, driven by strong performance of the KODAK FLEXCEL NX Packaging business, which continues to represent a significant growth area for Kodak. Revenues for the second quarter were $35 million, compared to $33 million in the same period a year ago. Operational EBITDA declined by $2 million, primarily driven by unfavorable foreign exchange rates, investment in drupa and increased R&D expenses.

Revenues for the FLEXCEL NX Packaging business increased by 7%, and the company placed twelve Computer-to-Plate units in the quarter. FLEXCEL NX Plate volume grew at 16% year over year.

In Micro 3D Printing, Kodak continues to focus on copper mesh touch sensors and shipped products to an All-in-One OEM customer in the second quarter.

Software and Solutions Division (SSD) revenues for the second quarter were $21 million, down from $27 million in the same period last year. Operational EBITDA declined $3 million to a loss of $2 million. This division’s performance was impacted by delayed timing of government contracts in Latin America and the delayed timing of orders as a result of drupa.

Consumer and Film Division (CFD) revenues for the second quarter were $61 million, down 8% from $66 million in the same period last year. Operational EBITDA improved from $8 million to $10 million, driven primarily by a significant industrial films customer order in the quarter. Excluding the consumer inkjet business, which saw revenues drop by 39%, the division’s revenues for the quarter improved by $2 million.

Intellectual Property Solutions Division (IPSD) had Operational EBITDA of negative $4 million for the second quarter of 2016, an improvement of $2 million compared with negative $6 million for the year-ago period. This improvement reflects continued efforts to re-prioritize research programs. During the quarter, Kodak participated in the formation of a partnership focused on brand protection technology with Alibaba Group, a leader in ecommerce, and signed a contract with Carbon3D, a 3D printing technology company, which will result in improved profitability for the division.

Eastman Business Park Division (EBPD) had revenues of $3 million, down from $4 million in the second quarter of 2015. Operational EBITDA was $1 million, down $1 million from last year. Eastman Business Park continues to improve overall operational efficiency and has a healthy pipeline of potential tenants.

Revenue and Operational EBITDA Q2 2016 vs. Q2 2015
($ millions)

Q2 2016 Actuals	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total EK
Revenue	$258	$19	$35	$21	$61	$-	$3	$397
Operational EBITDA b/f corp costs	34	6	4	-	13	(4)	1	54
Corporate SGA	12	1	2	2	3	-	-	20
Operational EBITDA	22	5	2	(2)	10	(4)	1	34

Q2 2015 Actuals	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total EK
Revenue	$283	$21	$33	$27	$66	$-	$4	$434
Operational EBITDA b/f corp costs	34	6	6	3	11	(6)	2	56
Corporate SGA	14	1	2	2	3	-	-	22
Operational EBITDA	20	5	4	1	8	(6)	2	34

Q2 2016 Actuals vs. Q2 2015 Actuals B/(W)	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total EK
Revenue	$(25)	$(2)	$2	$(6)	$(5)	$-	$(1)	$(37)
Operational EBITDA b/f corp costs	-	-	(2)	(3)	2	2	(1)	(2)
Corporate SGA	2	-	-	-	-	-	-	2
Operational EBITDA	2	-	(2)	(3)	2	2	(1)	-

Q2 2016 Actuals on constant currency vs. Q2 2015 Actuals B/(W)(1)	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total EK
Revenue	$(27)	$(2)	$2	$(6)	$(4)	$-	$(1)	$(38)
Operational EBITDA	3	-	(1)	(3)	3	2	(1)	3

1 The impact of foreign exchange represents the 2016 foreign exchange impact using average foreign exchange rates for the three months ended June 30, 2015, rather than the actual exchange rates in effect for the three months ended June 30, 2016.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs, business trends, and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks, uncertainties and other factors described in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2015 under the headings “Business,” “Risk Factors,” “Legal Proceedings” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources,” in the corresponding sections of Kodak’s reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, and in other filings Kodak makes with the U.S. Securities and Exchange Commission from time to time, as well as the following: Kodak’s ability to comply with the covenants in its credit agreements; Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results; the ability of Kodak to achieve cash forecasts, financial projections, and projected growth; Kodak’s ability to achieve the financial and operational results contained in its business plans; Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt; Kodak’s ability to discontinue, sell or spin-off certain businesses or operations, including the PROSPER business, or otherwise monetize assets; changes in foreign currency exchange rates, commodity prices and interest rates; Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies, including its micro 3D printing of touch sensors; Kodak’s ability to effectively compete with large, well-financed industry participants; continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability to provide or facilitate financing for its customers; Kodak’s ability to attract and retain key executives, managers and employees; the performance by third parties of their obligations to supply products, components or services to Kodak; and the impact of the global economic environment on Kodak. There may be other factors that may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

APPENDICES

A. NON-GAAP MEASURES

In this second quarter financial results news release, reference is made to the following non-GAAP financial measures:

  Operational EBITDA;
  Revenues and Operational EBITDA on a constant currency basis;
  Improvement in PROSPER EBITDA; and
  Improvement in Operational EBITDA on a constant currency basis excluding Consumer Inkjet business Operational EBITDA before Corporate Costs.

Kodak believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of Kodak, its financial condition, results of operations and cash flow.

Kodak’s segment measure of profit and loss is an adjusted earnings before interest, taxes, depreciation and amortization (“Operational EBITDA”). The change in revenues and Operational EBITDA on a constant currency basis, as presented in this financial results news release, is calculated by using average foreign exchange rates for the three months ended June 30, 2015, rather than the actual exchange rates in effect for the three months ended June 30, 2016.

This press release also contains a forward-looking estimate of full year 2016 Operational EBITDA. Kodak is unable to provide a reconciliation of full year 2016 Operational EBITDA to a forward-looking estimate of GAAP net income / loss because projected GAAP net income / loss for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable or dependent on future events which may be uncertain or outside of Kodak’s control, such as asset impairments, foreign exchange gains / losses, unanticipated non-recurring items not reflective of ongoing operations, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, Kodak does not have information available to provide a quantitative reconciliation of full year 2016 projected net income/loss to an Operational EBITDA projection.

The following table reconciles Operational EBITDA on a constant currency basis excluding Consumer Inkjet Operational EBITDA before Corporate Costs, Operational EBITDA on a constant currency basis and Operational EBITDA to the most directly comparable GAAP measure of Net Income (Loss) Attributable to Eastman Kodak Company for the three months ended June 30, 2016, and 2015, respectively:

(in millions)
	Q2 2016	Q2 2015	$Change	% Change
Operational EBITDA on a constant currency basis excluding Consumer Inkjet Operational EBITDA before Corporate Costs	$31	$24	$7	29%
Consumer Inkjet Operational EBITDA before Corporate Costs	6	10	(4)	-40%
Operational EBITDA on a constant currency basis	37	34	3	9%
Impact of foreign exchange (1)	(3)
Operational EBITDA	$34	$34	$-	0%
All other (2)	2	-	2	n/a
Corporate components of pension and OPEB income (3)	40	33	7	21%
Depreciation and amortization	(27)	(36)	9	-25%
Restructuring costs and other (4)	(7)	(5)	(2)	40%
Overhead supporting, but not directly absorbed by discontinued operations (5)	(4)	(6)	2	-33%
Stock-based compensation	(1)	(5)	4	-80%
Consulting and other costs (6)	(2)	(5)	3	-60%
Idle Costs (7)	(1)	(1)	-	0%
Manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production (8)	(1)	-	(1)	n/a
Other operating income, net (9)	6	1	5	500%
Interest expense (9)	(16)	(15)	(1)	7%
Other charges, net (9)	(1)	(2)	1	-50%
Income (loss) from continuing operations before income taxes	22	(7)	29	-414%
Provision for income taxes (9)	6	8	(2)	-25%
Income (loss) from continuing operations	16	(15)	31	-207%
Loss from discontinued operations, net of income taxes (9)	(8)	(8)	-	0%
Net income (loss)	8	(23)	31	-135%
Less: Net income attributable to noncontrolling interests (9)	1	1	-	0%
Net Income (Loss) Attributable to Eastman Kodak Company (GAAP basis)	$7	$(24)	$31	-129%

The following table reconciles the improvement in PROSPER EBITDA to the most directly comparable GAAP measure of Loss from discontinued operations, net of income taxes for the six months ended June 30, 2016, and 2015, respectively:

(in millions)
	YTD 2016	YTD 2015	$Change	% Change
PROSPER EBITDA	$(13)	$(21)	$8	-38%
Depreciation and amortization	(3)	(5)	2	-40%
Benefit for income taxes	-	1	(1)	-100%
PROSPER loss from discontinued operations, net of income taxes	(16)	(25)	9	-36%
Loss from other discontinued operations	(3)	-	(3)	n/a
Loss from discontinued operations, net of income taxes (GAAP basis)	$(19)	$(25)	$6	-24%

Footnote Explanations:
(1)	The impact of foreign exchange represents the foreign exchange impact using average foreign exchange rates for three months ended June 30, 2015, rather than the actual exchange rates in effect for the three months ended June 30, 2016.
(2)	Earnings of the RED utilities consolidated variable interest entity.
(3)	Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses and curtailments and settlement components of pension and other postretirement benefit expenses.
(4)	Restructuring costs and other as reported in the Consolidated Statement of Operations.
(5)	Primarily consists of costs for shared resources allocated to the PROSPER Enterprise Inkjet business discontinued operation in the prior-year periods which are now included in the results of continuing operations and an estimate of costs for shared resources which would have been allocated to the PROSPER Enterprise Inkjet business discontinued operation in the current year period had the business remained in continuing operations.
(6)	Consulting and other costs are professional services and other costs associated with certain corporate strategic initiatives.
(7)	Consists of third party costs such as security, maintenance, and utilities required to maintain land and buildings in certain locations not used in any Kodak operations.
(8)	Consists of manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production that are now excluded from the measure of segment profit and loss.
(9)	As reported in the Consolidated Statement of Operations.

B. FINANCIAL STATEMENTS

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in millions)

	Three Months Ended
	June 30,
	2016	2015
Revenues
Sales	$323	$353
Services	74	81
Total revenues	397	434
Cost of revenues
Sales	248	292
Services	49	58
Total cost of revenues	297	350
Gross profit	100	84
Selling, general and administrative expenses	50	58
Research and development costs	10	12
Restructuring costs and other	7	5
Other operating income, net	(6)	(1)
Income from continuing operations before interest expense,	39	10
other charges, net, reorganization items, net and income taxes
Interest expense	16	15
Other charges, net	1	2
Income (loss) from continuing operations before income taxes	22	(7)
Provision for income taxes	6	8
Income (loss) from continuing operations	16	(15)
Loss from discontinued operations, net of income taxes	(8)	(8)
Net earnings (loss)	8	(23)
Less: Net income attributable to noncontrolling interests	1	1
NET EARNINGS (LOSS) ATTRIBUTABLE TO EASTMAN KODAK
COMPANY	$7	$(24)

The notes accompanying the Company’s second quarter 2016 Form 10-Q are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (Unaudited)

(in millions)	June 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$513	$546
Receivables, net	318	350
Inventories, net	286	263
Deferred income taxes	19	22
Other current assets	27	25
Current assets held for sale	140	72
Total current assets	1,303	1,278
Property, plant and equipment, net of accumulated depreciation of $347 and $314, respectively	368	394
Goodwill	88	88
Intangible assets	93	119
Restricted cash	36	43
Deferred income taxes	24	23
Other long-term assets	130	122
Long-term assets held for sale	-	71
TOTAL ASSETS	$2,042	$2,138
LIABILITIES AND EQUITY
Accounts payable, trade	$186	$186
Current portion of long-term debt	4	4
Other current liabilities	226	247
Current liabilities held for sale	28	22
Total current liabilities	444	459
Long-term debt, net of current portion	672	673
Pension and other postretirement liabilities	698	619
Other long-term liabilities	267	277
Long-term liabilities held for sale	-	7
Total Liabilities	2,081	2,035
Commitments and Contingencies (Note 6)
Equity (Deficit)
Common stock, $0.01 par value	-	-
Additional paid in capital	639	633
Treasury stock, at cost	(6)	(5)
Accumulated deficit	(294)	(283)
Accumulated other comprehensive loss	(406)	(267)
Total Eastman Kodak Company shareholders’ (deficit) equity	(67)	78
Noncontrolling interests	28	25
Total (deficit) equity	(39)	103
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,042	$2,138

The notes accompanying the Company’s second quarter 2016 Form 10-Q are an integral part of these consolidated financial statements.

CONTACT:
Kodak
Media:
Louise Kehoe, +1 585-802-1343
louise.kehoe@kodak.com
or
Investors:
Bill Love, +1 585-724-4053
shareholderservices@kodak.com